Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

BlueFire Renewables, Inc.

We hereby consent to the use, in this Registration Statement of BlueFire Renewables, Inc. on Form S-1, of our report dated April 15, 2014, related to the consolidated financial statements of BlueFire Renewables, Inc. and subsidiaries as of December 31, 2013 and 2012 and for the years then ended, and for the period from March 28, 2006 (“Inception”) to December 31, 2013. Our report dated April 15, 2014, related to the consolidated financial statements includes an explanatory paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the references to us in the Experts section of the Registration Statement.

/s/ dbbmckennon
Newport Beach, California
February 6, 2015